Exhibit 99.1

Rainmaker Reports First Quarter 2011 Financial Results

Campbell, Calif., May 16, 2011 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading global provider of B2B e-commerce solutions that drive online sales and renewal for products, subscriptions and training for our clients and their channel partners, today reported financial results for its first quarter ended March 31, 2011.

Net revenue in the first quarter of 2011 was $8.8 million compared to adjusted net revenue in the preceding quarter of $8.9 million, which excludes revenue from discontinued client programs. First quarter 2011 net revenue grew 12% year-over-year compared to adjusted net revenue of $7.9 million in the first quarter of 2010, which excludes revenue from discontinued client programs and a non-recurring contract buyout. See Exhibit A for a reconciliation of GAAP net revenue to adjusted net revenue.

Recent Business Highlights

•	Launched Fortune 100 hardware client on B2B e-commerce software platform.

•	Signed three new transact clients for B2B e-commerce for training sales.

•	Expanded cultivate agreement with major infrastructure software provider to include European countries.

•	Expanded Sales and Marketing team with addition of five new senior e-commerce sales and marketing executives.

•	Appointed VP of Worldwide Client Revenue Optimization and strategically realigned Client Services.

•	Released an enhanced version of its e-commerce platform to drive more revenue per customer for our clients.

Rainmaker CEO Michael Silton commented, “We signed multiple new client wins and expansions, including launching a new B2B client on our next generation e-commerce platform, and our current sales pipeline is robust and growing and includes an expanding base of potential e-commerce clients. We have made significant progress in building a world-class sales organization to accelerate our revenue growth and capitalize on the significant opportunity we see for our B2B e-commerce solutions, which leverage the web and global sales agents to drive higher customer acquisition, renewals, subscriptions and training sales for our clients with a focus on their mid-market customers. We expect sequential growth in the second quarter with accelerating growth in the second half of this year.”

First quarter 2011 adjusted EBITDA, which excludes non-cash stock compensation expense, was negative $1.3 million, compared to negative $629,000 in the preceding quarter. See Exhibit B for a reconciliation of GAAP net income (loss) to EBITDA and adjusted EBITDA.

Gross margin in the first quarter of 2011 was 35%, compared to 37% in the preceding quarter.

Net loss for the first quarter of 2011 was $3.1 million, or a loss of $0.15 per share, compared to a net loss for the preceding quarter of $2.8 million, or a loss of $0.13 per share.

First quarter 2011 non-GAAP net loss, which excludes stock-based compensation expense of $625,000, amortization of intangible assets from acquisitions of $117,000, charges relating to facility closures of $99,000 and a $70,000 gain on fair value re-measurement, was $2.3 million, or a loss of $0.11 per share, compared to a non-GAAP net loss for the preceding quarter of $2.0 million, or a loss of $0.10 per share. See Exhibit C for a reconciliation of GAAP net income (loss) to non-GAAP net loss.

Total shares outstanding at March 31, 2011 were approximately 23.3 million common shares, which include approximately 2.2 million unvested restricted shares. In addition, Rainmaker had 704,000 unexercised options outstanding with a weighted average exercise price of approximately $2.05 per share.

Total cash and cash equivalents were $9.4 million at March 31, 2011, compared to $12.2 million at December 31, 2010. Cash used in the first quarter of 2011 included approximately $446,000 for capital equipment purchases, compared to fourth quarter 2010 purchases of $466,000. Rainmaker is carefully managing its cash balance and expects usage of cash to decline over the remainder of the year as unfavorable balance sheet changes due to timing differences of approximately $519,000 in the first quarter are not expected to recur, the Company has converted its term loan payments into interest only payments resulting in an approximately $300,000 reduction per quarter in financing cash outflows, and operating cash outflows are expected to be lower as a result of new business and steps taken to reduce non-sales spending.

Financial Guidance

Rainmaker is reiterating its fiscal year 2011 revenue guidance of approximately $40 million to $42 million, representing adjusted net revenue growth of 15% to 20% over 2010 adjusted net revenue.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its first quarter fiscal 2011 financial results. Those wishing to participate in the live call should dial (866) 225-8754 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 406-7325 and entering 4432459 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investors section of Rainmaker’s website at www.rainmakersystems.com. A webcast replay of the conference call will be available for one year on the Conference Calls/Events page of the Investors section at www.rainmakersystems.com.

Discussion of Non-GAAP Financial Measures

Rainmaker Systems’ management evaluates and makes operating decisions using various performance measures. In addition to GAAP results, Rainmaker also considers non-GAAP net loss and non-GAAP net loss per share, EBITDA and adjusted EBITDA, which excludes non-cash stock compensation expense from EBITDA. These non-GAAP measures are derived from the revenue generated by Rainmaker’s business and the costs directly related to the generation of that revenue, such as costs of services, sales and marketing expenses, technology expenses and general and administrative expenses, that management considers in evaluating the Company’s operating performance. These non-GAAP measures exclude certain revenues and expenses that management does not consider to be related to the Company’s core operating performance.

EBITDA was negative $1.9 million for the first quarter of 2011. EBITDA consists of net loss excluding interest and other expense, income taxes, depreciation & amortization and certain other non-cash items. Provision for income taxes was $69,000 for the three months ended March 31, 2011. Non-cash charges for depreciation of property and equipment were $1.0 million for the three months ended March 31, 2011. Non-cash charges for amortization of acquisition related intangibles were $117,000 for the three months ended March 31, 2011, and related to the prior acquisitions of ViewCentral, Qinteraction, Grow Commerce and Optima. A gain on fair value remeasurement was $70,000 for the three months ended March 31, 2011 and related to a reduction in the accrued liability for the potential earnout from the acquisition of Optima. Interest and other expense was $37,000 for the three months ended March 31, 2011. Adjusted EBITDA was negative $1.3 million for the three months ended March 31, 2011 and adds back to EBITDA non-cash stock based compensation expense of $625,000 incurred in the first quarter of 2011. See Exhibit B for a reconciliation of GAAP net income (loss) to EBITDA and adjusted EBITDA.

Non-GAAP net loss was $2.3 million for the first quarter of 2011 and consists of net loss excluding stock based compensation expense, amortization of purchased intangible assets, charges related to the closure of the Montreal facility and a gain on fair value remeasurement. Stock based compensation expense was $625,000 for the three months ended March 31, 2011 and represents the current quarter recognition of compensation expense related to stock options and restricted stock awards granted prior to and during the quarter. Amortization of intangible assets was $117,000 for the three months ended March 31, 2011 and related to the prior acquisitions of ViewCentral, Qinteraction, Grow Commerce and Optima. A $99,000 charge was recorded in the three months ended March 31, 2011 for our Montreal facility’s remaining lease commitment through December 31, 2011 relating to our exit from the facility. The gain on the fair value remeasurement was $70,000 for the three months ended March 31, 2011 and related to a reduction in the accrued liability for the potential earnout from the acquisition of Optima. See Exhibit C for a reconciliation of GAAP net income (loss) to non-GAAP net loss.

Non-GAAP net loss, non-GAAP net loss per share, EBITDA and adjusted EBITDA are supplemental measures of Rainmaker’s performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of liquidity. Rainmaker presents these non-GAAP measures because management considers them to be important supplemental measures of Rainmaker’s operating performance and profitability trends, and because management believes they give investors useful information on period-to-period performance as evaluated by management. Rainmaker believes that the use of these non-GAAP measures provides consistency and comparability with Rainmaker’s past financial reports and also facilitates comparisons with other companies in Rainmaker’s industry, a number of which use similar non-GAAP financial measures to supplement their GAAP results. Management has used these non-GAAP measures when evaluating operating performance because management believes that the inclusion or exclusion of the items described above provides an additional measure of the Company’s core operating results and facilitates comparisons of the Company’s core operating performance against prior periods and the Company’s business model objectives. Rainmaker has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluation of the Company’s ongoing core operations.

About Rainmaker

Rainmaker Systems, Inc. is a leading global provider of B2B e-commerce solutions that drive online sales and renewal for products, subscriptions and training for our clients and their channel partners. Rainmaker provides these solutions on a consistent, global basis supporting multiple payment methods, currencies and language capabilities. For more information, visit http://www.rainmakersystems.com or call 800-631-1545.

NOTE: Rainmaker Systems and the Rainmaker logo are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are our client concentration, as we depend on a small number of clients for a significant percentage of our revenue, the possibility of the discontinuation and/or realignment of some client relationships, general market conditions, the current difficult macro-economic environment and its impact on our business, as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts, the high degree of uncertainty and our limited visibility due to economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, and the financial condition of our clients’ businesses, our ability to raise additional equity or debt financing, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Timothy Burns	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(512) 949-6021	(323) 468-2300
timothy.burns@rmkr.com	rmkr@mkr-group.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$9,400	$12,171
Restricted cash	5	88
Accounts receivable, less allowance for doubtful accounts of $53 at March 31, 2011 and $102 at December 31, 2010	7,072	6,889
Prepaid expenses and other current assets	1,358	1,087

Total current assets	17,835	20,235
Property and equipment, net	5,605	6,140
Intangible assets, net	317	432
Goodwill	5,324	5,269
Other non-current assets	875	833

Total assets	$29,956	$32,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,124	$6,706
Accrued compensation and benefits	1,768	1,168
Other accrued liabilities	3,079	2,792
Deferred revenue	2,584	2,820
Current portion of capital lease obligations	108	—
Current portion of notes payable	2,564	2,520

Total current liabilities	16,227	16,006
Deferred tax liability	409	384
Long-term deferred revenue	267	244
Other long-term liabilities	—	182
Capital lease obligations, less current portion	102	—
Notes payable, less current portion	1,348	1,834

Total liabilities	18,353	18,650

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 24,856,675 shares issued and 23,255,041 shares outstanding at March 31, 2011, and 24,750,009 shares issued and 23,275,199 shares outstanding at December 31, 2010	22	22
Additional paid-in capital	125,462	124,826
Accumulated deficit	(110,050)	(106,947)
Accumulated other comprehensive loss	(1,389)	(1,375)
Treasury stock, at cost, 1,601,634 shares at March 31, 2011 and 1,474,810 shares at December 31, 2010	(2,442)	(2,267)

Total stockholders’ equity	11,603	14,259

Total liabilities and stockholders’ equity	$29,956	$32,909

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Net revenue	$8,789	$14,809	$9,194
Cost of services	5,711	6,182	5,754

Gross margin	3,078	8,627	3,440

Operating expenses:
Sales and marketing	943	1,054	668
Technology and development	1,721	2,523	2,093
General and administrative	2,332	2,606	2,105
Depreciation and amortization	1,149	1,139	1,191
Gain on fair value remeasurement	(70)	—	—

Total operating expenses	6,075	7,322	6,057

Operating income (loss)	(2,997)	1,305	(2,617)
Interest and other expense, net	37	814	85

Income (loss) before income tax expense	(3,034)	491	(2,702)
Income tax expense	69	96	66

Net income (loss)	$(3,103)	$395	$(2,768)

Basic net income (loss) per share	$(0.15)	$0.02	$(0.13)

Diluted net income (loss) per share	$(0.15)	$0.02	$(0.13)

Weighted average common shares
Basic	20,947	22,350	20,712

Diluted	20,947	22,375	20,712

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net income (loss)	$(3,103)	$395
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,032	938
Amortization of intangible assets	117	201
Gain on fair value remeasurement	(70)	—
Stock-based compensation charges	625	777
Credit for allowances for doubtful accounts	(28)	(67)
Writedown of investment	—	740
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(156)	1,984
Prepaid expenses and other assets	(297)	144
Accounts payable	(612)	(1,780)
Accrued compensation and benefits	579	(357)
Other accrued liabilities	109	218
Income tax payable	51	(141)
Deferred tax liability	25	35
Deferred revenue	(218)	(348)

Net cash provided by (used in) operating activities	(1,946)	2,739

Investing activities:
Purchases of property and equipment	(446)	(510)
Restricted cash, net	83	(54)
Acquisition of business, net of cash acquired	—	(492)

Net cash used in investing activities	(363)	(1,056)

Financing activities:
Proceeds from issuance of common stock from option exercises	11	—
Proceeds from credit facility	—	1,700
Repayment of borrowings	(336)	(941)
Net repayment of overdraft facility	(109)	—
Proceeds from capital lease obligations	216	—
Repayment of capital lease obligations	(8)	(240)
Tax payments in connection with treasury stock surrendered	(175)	(149)
Purchases of treasury stock	—	(39)

Net cash provided by (used in) financing activities	(401)	331

Effect of exchange rate changes on cash	(61)	(17)

Net increase (decrease) in cash and cash equivalents	(2,771)	1,997
Cash and cash equivalents at beginning of year	12,171	15,129

Cash and cash equivalents at end of year	$9,400	$17,126

Supplemental disclosures of cash flow information:
Cash paid for interest	$55	$66

Cash paid for income taxes	$3	$183

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued in acquisitions	$—	$701

Notes payable issued in acquisitions	$—	$321

RAINMAKER SYSTEMS, INC.

EXHIBIT A

RECONCILIATION OF GAAP NET REVENUE TO ADJUSTED NET REVENUE (1)

(In thousands)

(Unaudited)

	Three months ended
	March 31,		December 31,
	2011	2010	2010
Net revenue - GAAP basis	$8,789	$14,809	$9,194
Non-recurring contract buyout (2)	—	(4,650)	—
Discontinued client revenue (3)	—	(2,299)	(249)

Adjusted net revenue – Non-GAAP basis	$8,789	$7,860	$8,945

(1)	To supplement our financial results presented on a GAAP basis, we use adjusted net revenue, which excludes revenue from discontinued programs. We believe adjusted net revenue provides useful information to investors regarding the performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Adjusted net revenue is not meant to be considered in isolation or as a substitute for GAAP net revenue, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	We have excluded a one-time buyout of a client contract in the amount of $4,650, accounted for as revenue in the quarter ended March 31, 2010. This amount represented approximately six months of revenue under that contract, which the Company would have expected to earn during the period from the termination of the contract at the end of February 2010 through the end of the minimum term of the contract.
(3)	We have excluded revenue from client programs that were discontinued during 2010 and 2009.

RAINMAKER SYSTEMS, INC.

EXHIBIT B

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (1)

(In thousands)

(Unaudited)

	Three months ended
	March 31,		December 31,
	2011	2010	2010
Net income (loss)	$(3,103)	$395	$(2,768)
Add:
Provision for income taxes	69	96	66
Depreciation of property and equipment	1,032	938	1,052
Amortization of intangible assets	117	201	139
Gain on fair value remeasurement	(70)	—	—
Interest and other expense, net	37	814	85

	1,185	2,049	1,342

EBITDA – Non-GAAP basis	$(1,918)	$2,444	$(1,426)
Add:
Stock based compensation	625	777	797

Adjusted EBITDA – Non-GAAP basis	$(1,293)	$3,221	$(629)

(1)	To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses, and adjusted EBITDA, which excludes stock based compensation from EBITDA. We believe EBITDA and adjusted EBITDA provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA and adjusted EBITDA are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA and adjusted EBITDA internally to manage our business and make operating decisions.

RAINMAKER SYSTEMS, INC.

EXHIBIT C

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET LOSS (1)

(In thousands, except per share)

(Unaudited)

	Three months ended
	March 31,		December 31,
	2011	2010	2010
Net income (loss) - GAAP basis	$(3,103)	$395	$(2,768)
Stock compensation adjustments (2):
Cost of services	35	52	27
Sales and marketing	33	72	55
Technology and development	53	101	67
General and administrative	504	552	648
Non-recurring contract buyout (3)	—	(4,650)	—
Net revenue adjustment (3)	—	—	(234)
Amortization of intangible assets (4)	117	201	139
Gain on fair value remeasurement	(70)	—	—
Write-down of investment (5)	—	740	—
Facility closures (6)	99	—	68

Net loss – Non-GAAP basis	$(2,332)	$(2,537)	$(1,998)

Diluted weighted average shares outstanding	20,947	22,375	20,712

Non-GAAP diluted net loss per share	$(0.11)	$(0.11)	$(0.10)

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP net loss, which excludes certain business combination accounting entries and expenses related to acquisitions as well as other expenses including stock-based compensation and non-recurring items. As we have completed several acquisitions since 2005, we believe non-GAAP net loss provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Non-GAAP net loss is not meant to be considered in isolation or as a substitute for GAAP net income (loss), and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Stock-based compensation: We estimate the fair value of share based payment awards on the date of grant using an option-pricing model for option grants and our closing share price as reported on NASDAQ for restricted share grants. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. Stock-based compensation expenses will recur in future periods.
(3)	During the first quarter of 2010, we received a one-time buyout of a client contract in the amount of $4.6 million, accounted for as revenue. This amount represented approximately six months of revenue under that contract, which the Company would have expected to earn during the period from the termination of the contract at the end of February 2010 through the end of the minimum term of the contract. In the fourth quarter of 2010, we recognized as revenue a one-time adjustment for non-continued programs in the amount $234,000.
(4)	We have excluded the effect of amortization of intangibles from our non-GAAP net loss. We believe this helps investors understand a significant reason why our GAAP operating expenses increase following acquisitions. Investors should note that the use of intangible assets contributed to revenue earned during the period and will contribute to future revenue generation and should also note that these amortization expenses are recurring.
(5)	We have excluded the effect of a non-cash charge recognized in the first quarter of 2010 to write-down the carrying value of our minority equity investment of $740,000.
(6)	In the quarter ended September 30, 2010, we decided to close our Montreal facility and took a charge related to the present value of the remaining lease payments net of the potential sublease proceeds. In the quarters ended March 31, 2011 and December 31, 2010, we recorded charges of $99,000 and $68,000, respectively, as we revised the estimated value of the remaining lease payments net of the potential sublease proceeds.